                                                                     EXHIBIT 3.A


                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           EL PASO NATURAL GAS COMPANY

                     Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware

         E1 Paso Natural Gas Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is E1 Paso Natural Gas Company (the "Corporation"). The Corporation was originally incorporated under the name E1 Paso Natural Gas Company. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 28, 1928.

         2. This Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation and has been adopted and approved in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. Stockholder approval of this Restated Certificate of Incorporation was given by unanimous written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         3. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:


                                    ARTICLE 1
                                      NAME

          The name of this corporation is El Paso Natural Gas Company.


                                    ARTICLE 2
                           REGISTERED OFFICE AND AGENT

         The address of the registered office of this corporation is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE 3
                                    PURPOSES

         The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                    ARTICLE 4
                                     SHARES

         The total number of authorized shares of all classes of stock of this corporation shall consist of 1,000 shares of common stock having a par value of $1.00 per share and 1,000,000 shares of preferred stock having a par value of $0.01 per share. Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by the General Corporation Law of the State of Delaware in respect of any class or classes of stock or any series of any class of stock of the corporation.

PREFERRED STOCK DESIGNATED "8% PREFERRED STOCK"
-----------------------------------------------

         Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended (as such may be further amended from time to time, the "Certificate of Incorporation"), a series of Preferred Stock, par value $0.01 per share, of the Corporation (the "Preferred Stock") be, and hereby is, created to be designated "8% Preferred Stock" (hereinafter referred to as the "8% Preferred Stock"), consisting of 500,000 shares, and the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the 8% Preferred Stock are hereby fixed and stated to be as follows (all terms used herein that are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

                  SECTION 1. Dividends. (a) The dividend rate on the 8% Preferred Stock shall be 8% of $700 per share of Preferred Stock per annum. Dividends on shares of the 8% Preferred Stock shall be cumulative and shall accrue from the date of issuance of such shares, whether or not declared by the Board of Directors of the Corporation (or a duly authorized committee thereof). Accrued but unpaid dividends shall not bear interest.

                  (b) Dividends on the 8% Preferred Stock shall be payable when, as, and if declared by the Board of Directors of the Corporation (or a duly authorized committee thereof) out of assets legally available therefor, annually on the last day of November in each year (each, a "Dividend Payment Date"), with the first dividend payment date being the next Dividend Payment Date following the date of issuance. Dividends on each Dividend Payment Date will be payable to holders of record of the 8% Preferred Stock as they appear on the records of the Corporation on a record date, not more than 60 days preceding such Dividend Payment Date, fixed for such purpose by the Board of Directors (or a duly authorized committee thereof) in advance of such Dividend Payment Date. Accrued dividends not paid on a Dividend Payment Date may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holders of record on such record date, not more than 60 days preceding the payment date thereof, as may be fixed by the Board of Directors (or a duly authorized committee thereof). Dividends payable on shares of 8% Preferred Stock for the initial dividend period following issuance of such shares or any other dividend period shorter than a year shall be computed on the basis of a 360-day year of twelve 30-day months. The 8% Preferred Stock shall rank on a parity with each other series of Preferred Stock as to the payment of dividends, except to the extent otherwise provided in the resolution or resolutions of the Board of Directors of the Corporation fixing the designations and the powers, preferences, and rights, and the qualifications, limitations, and restrictions in respect of such other series of Preferred Stock.

                  SECTION 2. Voting. The 8% Preferred Stock shall not have any voting rights except as required by law or the Certificate of Incorporation.

                  SECTION 3. Redemption. (a) At any time or from time to time, on or after January 1, 2003, the shares of the 8% Preferred Stock shall be redeemable at the option of the corporation (by resolution of the Board of Directors or a duly authorized committee thereof), in whole or in part, out of funds legally available therefor, at a redemption price equal to $700.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to but excluding the date fixed for redemption. If fewer than all outstanding shares of 8% Preferred Stock are to be redeemed, the Corporation will select those shares to be redeemed pro rata, by lot, or by a substantially equivalent method.

                  (b) Notice of redemption pursuant to paragraph (a) of this
         Section 3 shall be given by mail, not less than 30 days prior to the date fixed for redemption, to each record holder of the shares of 8% Preferred Stock to be redeemed at the address of such holder on the records of the Corporation. If a notice of redemption has been given pursuant to this subsection (b) and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been irrevocably deposited or set aside by the Corporation, separate and apart from its other funds, to pay the redemption price to the holders of the shares of 8% Preferred Stock so called for redemption upon surrender of the certificates therefor, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, from and after the date fixed for redemption, dividends on the shares of 8% Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive payment of the redemption price) will cease. Subject to applicable escheat and similar abandoned property laws, any moneys so deposited or set aside by the Corporation for such redemption and unclaimed at the end of six months from the date fixed for redemption shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited or set aside shall be paid to the Corporation from time to time.

                  SECTION 4. Liquidation Rights. (a) The shares of 8% Preferred Stock shall rank, as to distributions upon dissolution, liquidation, and winding up of the Corporation, prior to the shares of Common Stock and on parity with each other series of Preferred Stock, except to the extent otherwise provided in the resolution or resolutions of the Board of Directors of the Corporation fixing the designations and the powers, preferences, and rights, and the qualifications, limitations, and restrictions in respect of such other series of Preferred Stock. Subject to subsection (b) of this Section 4, the amount that the holders of 8% Preferred Stock shall be entitled to receive in the event of any dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be $700.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to the date of dissolution or liquidation. After such amount is paid in full, no further distributions or payments shall be made in respect of shares of 8% Preferred Stock, such shares of 8% Preferred Stock shall no longer be deemed to be outstanding or be entitled to any powers, preferences, rights, or privileges, and certificates representing such shares of 8% Preferred Stock shall be surrendered for cancellation to the Corporation.

                  (b) In the event of any dissolution, liquidation, or winding up of the Corporation, then, before any distribution or payment shall be made to the holders of Common Stock or any other class or series of stock of the Corporation ranking junior to the 8% Preferred Stock with respect to distributions upon dissolution, liquidation, or winding up, the holders of the 8% Preferred Stock (subject to the rights of the holders of any class or series of stock ranking prior to the 8% Preferred Stock with respect to distributions upon dissolution, liquidation, or winding up) shall be entitled to be paid in full the amounts set forth in subsection (a) of this Section 4. After such payment shall have been made in full to the holders of the 8% Preferred Stock, the remaining assets and funds of the Corporation shall be distributed to the holders of the stock of the Corporation ranking junior to the 8% Preferred Stock with respect to distributions upon dissolution, liquidation, or winding up according to their respective rights. In the event that the assets of the Corporation available for distribution to the holders of 8% Preferred Stock shall not be sufficient to pay in full the preferential payment herein required to be paid to the holders of shares of 8% Preferred Stock and to pay in full the liquidation preference on all other shares of stock of the Corporation ranking on parity with the 8% Preferred Stock with respect to distributions upon dissolution, liquidation, and winding up of the Corporation, then such assets shall be distributed to the holders of shares of 8% Preferred Stock and any such other parity stock ratably in proportion to the full amounts to which they otherwise would be respectively entitled if all amounts payable thereon were paid in full.

                  SECTION 5. Maturity. Unless otherwise redeemed as provided herein, the term of the 8% Preferred Stock shall be perpetual.


                                    ARTICLE 5
                                     BY-LAWS

         The Board of Directors shall have the power to adopt, amend or repeal the By-laws of this corporation, subject to the power of the stockholders to amend or repeal such By-laws. The stockholders having voting power shall also have the power to adopt, amend or repeal the By-laws of this corporation.


                                    ARTICLE 6
                              ELECTION OF DIRECTORS

         Except as may be otherwise required by the By-laws, written ballots are not required in the election of Directors.


                                    ARTICLE 7
                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Corporation shall indemnify its officers and directors to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.


                                    ARTICLE 8
                        LIMITATION OF DIRECTOR LIABILITY

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office. Any amendment, repeal or modification of this Article 8 shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

         IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of Incorporation to be executed by a duly authorized officer this 11th day of May 1999.


                                        El Paso Natural Gas Company


                                                /s/ JEFFREY I. BEASON
                                        ----------------------------------------
                                                    Jeffrey I. Beason
                                               Vice President and Controller